Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 16, 2022 except as to Notes 8 A (4) and 8 A (5), which are as of December 9, 2022, with respect to the financial statements of Laminera Flow Optimization Ltd., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Member Firm of KPMG International

February 16, 2023

Tel Aviv, Israel